UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2020

UNUM GROUP

(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (423) 294-1011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, $0.10 par value	UNM	New York Stock Exchange
6.250% Junior Subordinated Notes due 2058	UNMA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On December 16, 2020, Provident Life and Accident Insurance Company, The Paul Revere Life Insurance Company and Unum Life Insurance Company of America (the “Ceding Companies”), Tennessee, Massachusetts and Maine insurance companies, respectively, and wholly-owned subsidiaries of Unum Group (“Unum”), entered into a Master Transaction Agreement (the “Agreement”) with Commonwealth Annuity and Life Insurance Company, an insurance company domiciled in Massachusetts (“Commonwealth”), pursuant to which, among other things, Commonwealth has agreed to reinsure a substantial portion of the closed block individual disability insurance business issued and assumed by the Ceding Companies (the “IDI Closed Block”), which was previously reinsured to Unum’s wholly-owned subsidiary, Northwind Reinsurance Company (“Northwind Re”), a Vermont special purpose financial captive insurance company. The transaction is expected to close in two phases, with an initial closing prior to year-end 2020 (the date of such initial closing, “First Closing Date”).

On the First Closing Date, the Ceding Companies will recapture, effective as of June 30, 2020, 100% of the IDI Closed Block that was ceded to Northwind Re and each Ceding Company will enter into a Reinsurance Agreement with Commonwealth (together the “Reinsurance Agreements”), effective as of July 1, 2020, pursuant to which it will cede to Commonwealth on a coinsurance basis a portion of the IDI Closed Block, with statutory reserves of approximately $5.4 billion as of June 30, 2020, subject to exclusions for certain extra-contractual obligations. On the First Closing Date, the Ceding Companies will pay a ceding commission to Commonwealth of approximately $438 million in the aggregate to reinsure the initial portion of the IDI Closed Block. Commonwealth will be obligated to secure its obligations to each Ceding Company under the applicable Reinsurance Agreement by depositing assets in a trust account for the benefit of that Ceding Company in an amount that exceeds the liabilities secured. The investment of assets in the trust accounts will be subject to investment guidelines. The Reinsurance Agreements also will contain additional counterparty risk management and mitigation provisions. The Ceding Companies will retain responsibility for administration and servicing of the IDI Closed Block.

Provident Life and Casualty Insurance Company (“Provident Life and Casualty”), a Tennessee insurance company and wholly-owned subsidiary of Unum, will provide a 12-year volatility cover (the “ALR Cover”) to Commonwealth for the active life cohort of the IDI Closed Block, which represents approximately 5% of the total statutory reserves of the IDI Closed Block. Provident Life and Casualty will provide the ALR Cover in exchange for a payment from Commonwealth of approximately $62 million on the First Closing Date, plus an additional payment at the time any of the remaining portion of the IDI Closed Block is reinsured to Commonwealth which will be determined based on the third party approvals received. At the end of the coverage period, Commonwealth will be responsible for the remaining incidence and claims risk on the IDI Closed Block.

Pursuant to the Agreement, the parties have agreed to amend and restate the Reinsurance Agreements after the First Closing Date to reinsure the remaining portion of the IDI Closed Block for which certain third party consents are received on a coinsurance, funds withheld or modified coinsurance basis, as applicable, in exchange for a ceding commission that is subject to adjustment based on the consents actually received. The amendment and restatement of the Reinsurance Agreements is expected to close on March 31, 2021, subject to the amendment and restatement of the ALR Cover to provide volatility coverage for the additional business reinsured and the satisfaction or waiver of customary closing conditions specified in the Agreement, including, among other things, the receipt of required regulatory approvals without imposing a burdensome condition, the absence of a material adverse change in the financial condition of Commonwealth or the Ceding Companies and the absence of a material adverse effect on the IDI Closed Block.

The Agreement contains customary representations and warranties as well as customary covenants by each of the parties. The representations and warranties in the Agreement are the product of negotiation among the parties to the Agreement and are for the sole benefit of such parties. Any inaccuracies of such representations and warranties are subject to waiver by such parties in accordance with the Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Agreement. Consequently, persons other than the parties to the Agreement may not rely upon the representations and warranties in the Agreement as characterizations of actual facts or circumstances as of the date of the Agreement or as of any other date. Each of the Ceding Companies and Commonwealth has agreed to indemnify the other party and their respective affiliates with respect to certain losses arising out of or resulting from breaches of its representations, warranties and covenants, as well as for certain other matters.

Assuming both phases of the transaction are fully executed, including receipt of all third party consents and regulatory approvals, Unum expects to release approximately $600 million of capital backing the IDI Closed Block.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

As previously announced, Unum is hosting its virtual annual investor meeting on December 17, 2020, during which senior management intends to discuss recent financial results and outlook, as well as the reinsurance transaction. In connection with its annual review of policy reserve adequacy, subject to final close and audit procedures associated with year-end, Unum expects that in the fourth quarter of 2020 it will increase its long-term care reserves reported in accordance with generally accepted accounting principles (GAAP) within a range of $110 million to $130 million after-tax. This increase is driven primarily by an update to long-term interest rate assumptions. A news release issued by Unum with respect to the reinsurance transaction is furnished herewith as Exhibit 99.1. For the benefit of all investors, the slide presentation to be delivered during the investor meeting webcast is furnished herewith as Exhibit 99.2.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibits 99.1 and 99.2 furnished herewith shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SAFE HARBOR STATEMENT

Certain information in this report constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements regarding the expected timing of the closing of the phases of the reinsurance transaction, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in our insurance reserve liabilities and claim payments due to changes in our claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers, including Commonwealth, to meet their obligations to us; (14) our ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) effectiveness of our risk management program; (17) contingencies and the level and results of litigation; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) fluctuation in foreign currency exchange rates; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended September 30, 2020. The forward-looking statements in this report are being made as of the date of this report, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Master Transaction Agreement, dated December 16, 2020, by and among Provident Life and Accident Insurance Company, The Paul Revere Life Insurance Company, Unum Life Insurance Company of America and Commonwealth Annuity and Life Insurance Company.

99.1	News release of Unum Group dated December 17, 2020 (furnished and not filed).

99.2	Slide presentation of Unum Group for its annual investor meeting on December 17, 2020 (furnished and not filed).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2020	/s/ J. Paul Jullienne
	Name:	J. Paul Julienne
	Title:	Vice President, Managing Counsel, and Corporate Secretary